EXHIBIT 99.1

Global Geophysical Services, Inc. Appoints Mr. Michael S. Bahorich and Mr. Joseph P. McCoy to the Board of Directors

HOUSTON, April 28, 2011 (GLOBE NEWSWIRE) -- Global Geophysical Services, Inc. (NYSE:GGS) names two new independent directors, Mr. Michael S. Bahorich and Mr. Joseph P. McCoy, to its Board of Directors.

Mr. Bahorich has fourteen years experience as a corporate officer with Apache Corporation and presently serves as its Executive Vice President and Chief Technology Officer. Mr. Bahorich currently holds eight geophysical patents with two further patents pending. The Board voted unanimously to add a seat for Mr. Bahorich to join the GGS Board.

"Mike is a thought leader in the geophysical industry. His innovative approach coupled with broad E&P knowledge, vision and experience adds valuable insight. We are honored to have Mike on our Board," said Richard Degner, Chairman of the Board, President and CEO of GGS.

Mr. McCoy brings to GGS over twenty years of financial leadership at the executive level in oil and gas exploration and production, and currently serves as a member of the Board of Directors and Chairman of the Audit Committee of Linn Energy, LLC. GGS welcomes Mr. McCoy's extensive financial experience, knowledge and understanding of the SEC reporting guidelines, and his outstanding reputation in the energy industry. Mr. McCoy was nominated and unanimously approved to fill, for the remainder of the unexpired term, the Board seat vacated by Thomas J. Fleure. Mr. McCoy will serve on the GGS Audit Committee.

"Joe's experience in financial roles at Arco, Vastar and Burlington Resources, combined with his role as Chair of the Audit Committees of three SEC compliant companies provides valued insight in GGS' evolution as a public company. His tremendous financial expertise and operating knowledge will be an outstanding addition to our Board," added Richard Degner.

"Since January 1st of this year we have added Karl Kurz, formerly COO of Anadarko Petroleum, Mike Bahorich and Joe McCoy to our Board. These three respected oil and gas industry leaders bring intimate energy expertise to GGS. Combined with our current Board members, GGS has an unrivaled breadth and depth of experience both in oil field service and E&P knowledge amongst its peers," noted Richard Degner.

About Global Geophysical Service, Inc.

GGS provides an integrated suite of Geoscience solutions to the global oil and gas industry including high-resolution RG-3D Reservoir Grade® seismic data acquisition, Multi Client data library products, micro seismic monitoring, seismic data processing, data analysis, and interpretation services. GGS combines experience, innovation, operational safety, and environmental responsibility with leading edge geophysical technology to facilitate successful E&P execution.  GGS' combined product and service offerings provide the ability to Gain InSight™ in the exploration and production of hydrocarbons. GGS is headquartered in Houston, Texas. To learn more about GGS, visit www.GlobalGeophysical.com.

The Global Geophysical Services, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7300

CONTACT: Mathew Verghese
         Chief Financial Officer
         ir@globalgeophysical.com

         www.globalgeophysical.com
         Phone: 713-808-1750
         Fax: (713) 972-1008